EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Larscom Announces the Appointment of Allen R. Adams to its Board of Directors

MILPITAS, CA (July 2, 2002) – Larscom Incorporated (Nasdaq: LARS), a leading provider of integrated WAN and Internet access solutions, announced the appointment of Allen R. Adams to its board of directors, effective July 1, 2002. Mr. Adams will also serve as a member of the audit committee.

“With his extensive experience in the telecom equipment industry, Allen brings valuable insight to the current state and future direction of telecommunications technology,” stated Daniel L. Scharre, Larscom’s president and chief executive officer. “I look forward to his contributions on the board as Larscom moves forward in further defining its product direction to meet the demands of the new telecom marketplace.”

Mr. Adams, 52, has over 28 years of experience in the telecommunications sector. Most recently, he served as director and general manager of the Broadband Telephony Business Unit of Cisco Systems. He joined Cisco in 2000 as part of its acquisition of IPCell Technologies, where he had previously served as chairman and chief executive officer. Prior to that, he held a number of executive positions at DSC Communications Corporation including senior vice president, marketing & business development and senior vice president of the Network Systems Group with responsibility for the combined Transmission, Switching and ATM Product Divisions. He was also instrumental in the negotiation of the merger of DSC and Alcatel. He currently sits on advisory boards of several high-tech companies. Mr. Adams has a BS in physics from Long Island University.

About Larscom

Larscom Incorporated develops, manufactures, and markets high-speed wide area network (WAN) and Internet access equipment. The company’s customers include major carriers, Internet service providers, Fortune 500 companies, and government agencies worldwide. Larscom’s headquarters are at 1845 McCandless Drive, Milpitas, California 95035. Additional information can be found at www.larscom.com.

Contact:    Corinna Cornejo
Larscom Incorporated
408.941.4144
cornejo@larscom.com